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Exhibit 99

     USAIR AIRCRAFT SALE NET PROCEEDS WILL GO TO DEBT

ARLINGTON, VA., Nov. 18, 1994 -- In September, USAir, Inc., announced it plans to reduce its fleet by 37 jet aircraft in 1995, from September, 1994 levels. The aircraft include those held on lease, those subject to mortgages and those which are not encumbered. At this time, USAir cannot project the timing or net proceeds of the asset sale.

     USAir said today that it intends that the net proceeds of any sales of assets, after payment of any associated lease and mortgage obligations will be used to repurchase, defease or redeem its outstanding debt, including its 12 7/8 percent senior debentures due April 1, 2000 that are redeemable at par on or after April 1, 1995.